Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact:
Jack Wolfe
786-326-6763
jack@impactpublicity.com

Fiesta Restaurant Group, Inc. Appoints
Anthony “Tony” Dinkins as Senior Vice President of Human Resources

DALLAS, Texas - October 4, 2017 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast casual restaurant brands, announced today that Anthony “Tony” Dinkins has joined the Company as Senior Vice President of Human Resources effective September 26, 2017.

Fiesta President and Chief Executive Officer Richard Stockinger said, “We are thrilled that Tony is joining our leadership team. With the upcoming re-launches of our two iconic brands it is more important than ever to have a strong executive such as Tony overseeing our overall talent management strategies. Tony’s extensive background and proven track record of success makes him the ideal candidate for this position.”

Mr. Dinkins is a highly accomplished human resources professional with more than 25 years of experience working at leading organizations across multiple industries. Most recently, he served as Senior Vice President of Human Resources at Cable & Wireless Communications (C&W) where he was responsible for all aspects of Human Resources, Payroll, and Health & Safety for 7,500 employees in 26 countries. Prior to joining C&W, he held a number of senior human resources positions for well-known companies such as Carnival Corporation, Citrix Systems and Avoya and Lucent Technologies.

Mr. Dinkins earned his MBA from Columbia University and graduated with a bachelor of science in industrial and labor relations from Cornell University.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical and Taco Cabana restaurant brands. The brands specialize in the operation of fast-casual restaurants that offer distinct and unique tropical and Mexican inspired flavors with broad appeal at a compelling value. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.